Valeritas’ V-Go® Demonstrates Benefits Versus Multiple Daily Injections
in Patients with Type 2 Diabetes

BRIDGEWATER, New Jersey, October 2, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today presented positive clinical and economic outcomes for V-Go compared to standard multiple daily injections (MDI) insulin therapy for treating people with type 2 diabetes. The results were presented at the 54th Annual Meeting of the European Association for the Study of Diabetes (EASD) in Berlin, Germany.

This retrospective study was performed using administrative claims from the HealthCore Integrated Research Database (HIRD®) during six years between July 1, 2011 to July 31, 2017 containing data from large US commercial health plans. During 6-12 months of follow-up, both the V-Go and MDI cohorts experienced improvements in glycemic control relative to baseline. Importantly, the improvement in glycemic control for V-Go users was achieved with a 21% decline in insulin total daily dosage, as compared to MDI users. Additionally, the V-Go group spent an average of $1,287 less per patient in diabetes-related medication costs compared to the MDI group.

“We are excited to present data from our positive clinical and economic outcome study at this year’s annual EASD meeting,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Helping patients better control their blood sugar with a lower insulin total daily dosage, while lowering diabetes-related medication costs, exemplifies the value of the V-Go Wearable Insulin Delivery device.”

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at http://www.sec.gov.

Investor Contacts:
Lynn Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com